FEE WAIVER AGREEMENT


American Express Financial Corporation ("AEFC"), American Express Client Service Corporation ("AECSC") and American Express Financial Advisors Inc. ("AEFA") agree to waive fees and reimburse certain expenses and AXP Progressive Fund (the "Fund"), a series of AXP Progressive Series, Inc., agrees to accept those waivers and reimbursements, as described below:

1.   AEFC and AECSC.

     (a) Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph (b), AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Fund and AEFC dated December 1, 2002.

          o Administrative Services Agreement between the Fund and AEFC dated March 20, 1995.

          o Transfer Agency Services Agreement between the Fund and AECSC dated May 1, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph (b). AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

     (b) Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    ----------------------- ------------ ------------ ------------- ------------
    Fund                      Class A      Class B      Class C       Class Y
    ----------------------- ------------ ------------ ------------- ------------
    AXP Progressive Fund       1.39%        2.16%        2.17%         1.19%
    ----------------------- ------------ ------------ ------------- ------------

2. AEFA. Separately, AEFA agrees to reimburse the Fund 0.0375% of the 12b-1 fee under the following agreements:

          o Plan and Agreement of Distribution between the Fund and AEFA dated July 1, 1999.

          o Plan and Agreement of Distribution for Class C shares between the Fund and AEFA dated March 9, 2000.

3. Termination. This agreement will terminate on September 30, 2004 unless extended by written agreement of the Fund and AEFC.

This agreement is dated as of the 1st day of November, 2003.


     AXP Progressive Series, Inc.
         AXP Progressive Fund



         By: /s/  Leslie L. Ogg
             -------------------------
                  Leslie L. Ogg
                  Vice President


     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             ---------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds


     AMERICAN EXPRESS CLIENT SERVICE CORPORATION



         By: /s/  Bridget Sperl
             --------------------
                  Bridget Sperl
                  Senior Vice President



     AMERICAN EXPRESS FINANCIAL ADVISORS INC.



         By: /s/  Paula R. Meyer
             ---------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds